Exhibit 99.3

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF

PORCH.COM, INC.

Pursuant to Sections 228 and 251 of the Delaware General Corporation Law and the Bylaws of Porch.com, Inc., a Delaware corporation (the “Company”), the undersigned stockholders of the Company hereby adopt the following resolutions by written consent effective as of the last date set forth on the signature page(s) hereto:

I. Approval of Agreement and Plan of Merger and Ancillary Documents

Whereas, the Company has been presented with that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, PropTech Acquisition Corporation, a Delaware corporation (“PTAC”), PTAC Merger Sub Corporation, a Delaware corporation (“Merger Sub”), and Joe Hanauer, in his capacity as the representative of all Pre-Closing Holders (as defined in the Merger Agreement), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of PTAC (the “Merger”);

Whereas, the Board of Directors of the Company (the “Board”) has (i) approved the Merger, the Merger Agreement, the Ancillary Documents (as defined in the Merger Agreement) and the consummation of the transactions contemplated by the Merger Agreement and the Ancillary Documents (collectively, the “Merger Transactions”), (ii) determined that the Merger, the Merger Agreement, the Ancillary Documents and the Merger Transactions are advisable and in the best interests of the Company and its stockholders, and (iii) recommended that the Company’s stockholder approve and adopt the Merger, the Merger Agreement, the Ancillary Documents and the Merger Transactions;

Whereas, prior to the Required Company Shareholder Approval (as defined in the Merger Agreement) and the Closing (as defined in the Merger Agreement), the issued and outstanding shares of the Company’s Seed Preferred Stock (the “Seed Preferred”), Series A Preferred Stock (the “Series A Preferred”), Series A-1 Preferred Stock (the “Series A-1 Preferred”), Series A-2 Preferred Stock (the “Series A-2 Preferred”), Series B Preferred Stock (the “Series B Preferred”) and Series C Preferred Stock (the “Series C Preferred,” and together with the Seed Preferred, Series A Preferred, Series A-1 Preferred, Series A-2 Preferred and Series B Preferred, the “Preferred Stock”), converted into shares of the Company’s Common Stock (the “Common Stock”) in accordance with the Mandatory Conversion provision set forth in Section B.5 of Article Fourth of the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”);

Whereas, pursuant to Section B.3.3.1 of Article Fourth of the Charter, the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis (collectively, the “Requisite Stockholders”), is required for the Company to liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event (as defined in the Charter); and

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Whereas, the undersigned stockholders constitute the Requisite Stockholders and wish to approve the Merger, the Merger Agreement, the Ancillary Documents and the Merger Transactions.

Now, Therefore, Be It Resolved, that the Merger, the Merger Agreement, the Ancillary Documents and the Merger Transactions be, and they hereby are, authorized and approved in all respects;

Resolved Further, that all prior actions taken by the Board and officers of the Company with respect to the preparation and negotiation of the Merger Agreement, any Ancillary Document and otherwise in connection with effecting the purposes and intent of the Merger, the Merger Agreement, the Ancillary Documents and the Merger Transactions be, and each of them hereby is, authorized, ratified and approved in all respects; and

Resolved Further, that the foregoing resolutions shall satisfy the stockholder approval requirements set forth in Section B.3.3.1 of Article Fourth of the Charter.

II. General Authorizing Resolutions

Resolved, that the appropriate officers of the Company be, and each of them hereby is, authorized, directed and empowered, in the Company’s name and on its behalf, to execute any applications, certificates, agreements or any other instruments or documents or amendments or supplements to such documents, or to do or to cause to be done any and all other acts and things as such officers, and each of them may, in their reasonable discretion with the advice of the Company’s outside legal counsel, deem necessary or appropriate to carry out the purposes of the foregoing resolutions; and

Resolved Further, that all prior actions taken by the officers of the Company in furtherance of these resolutions be, and they hereby are, ratified and approved.

[Signature Page Follows]

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This Action by Written Consent shall be filed with the minutes of the proceedings of the stockholders of the Company. By executing this Action by Written Consent, the undersigned stockholders are giving written consent with respect to all shares of the Company’s capital stock held by such stockholders in favor of the above resolutions. This Action by Written Consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including .PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

In Witness Whereof, the undersigned has executed this Action by Written Consent effective as of the date written below.

Stockholder:

If an entity:

Entity Name:

By:
(Signature)

Name:

Title:

Date:

If an individual:

By:
(Signature)

Name:

Date:

[Porch.com, Inc. – Stockholder Consent]

Exhibit A

Agreement and Plan of Merger